Exhibit 99.1

Scientific Games Second Quarter Revenues Rise 14% to $306 Million

Net income per diluted share of $0.31; Non-GAAP net income per diluted share of $0.35 including stock compensation expense and $0.41 per diluted share excluding stock compensation expense

NEW YORK, July 31, 2008 - Scientific Games Corporation (NASDAQ: SGMS) today reported second quarter 2008 revenues of $306.0 million, up 14% from $269.6 million in the second quarter of 2007.  Net income was $29.0 million or $0.31 per diluted share, up from net income of $27.1 million or $0.28 per diluted share in the second quarter of 2007.  Non-GAAP adjusted net income, excluding the Global Draw earn-out accrual, the early extinguishment of debt charge, expenses associated with the retirement of a division President and settlement with the California Horse Racing Board, was $33.4 million or $0.35 per diluted non-GAAP share. Excluding stock compensation expense, earnings were $38.8 million or $0.41 per non-GAAP diluted share, compared to non-GAAP adjusted net income of $30.7 million or $0.32 per non-GAAP diluted share in the second quarter of 2007.

EBITDA for the second quarter of 2008 was $93.1 million, up from $84.3 million in the second quarter of 2007. Adjusted EBITDA increased 16% to $104.0 million for the second quarter of 2008, compared to adjusted EBITDA of $89.3 million for the second quarter of 2007.

For the six months ended June 30, 2008, revenues were $563.0 million, compared to $511.8 million for the six months ended June 30, 2007, an increase of 10%.  Net income was $48.9 million or $0.52 per diluted share, compared to $51.9 million or $0.54 per diluted share in 2007.  EBITDA increased to $169.9 million from $160.1 million in 2007.  Adjusted EBITDA increased 13% to $193.9 million.

During the quarter the Company completed a refinancing which included a $250 million senior secured revolving credit facility, a $550 million senior secured term loan credit facility, and $200 million of senior subordinated notes.  Proceeds of this refinancing were used to repay all amounts outstanding under the Company’s prior credit agreement.  The refinancing extended the average maturity of the Company’s debt, created additional borrowing capacity and loosened certain financial covenants.  Lorne Weil, Chairman and CEO of Scientific Games commented, “We were pleased to complete $1 billion of financing on favorable terms in an otherwise difficult credit market. The undrawn revolver positions us for the growth we expect in coming years.”

Printed Products Group

Printed Products Group service revenue increased by 16% to $146.8 million in the second quarter. Excluding revenues from Oberthur Gaming Technologies (OGT), the Pennsylvania cooperative service contract re-pricing, and instant tickets shipped to China, “same store” sales growth in the quarter was approximately 6%.  The China Sports Lottery continues to perform exceedingly well, with weekly retail sales having recently exceeded $60 million, or more than $3 billion on an annualized basis. We remain very excited about this unique opportunity and have targeted the end of the year to begin producing instant tickets in our plant in Beijing. In the meantime we will continue to absorb the negative impact of air freight and duty, which accounted for more than $3 million of incremental cost in the second quarter. As a consequence overall Printed Product Group gross margins declined from 42% in the second quarter of 2007 to 40% this year; however, excluding the impact of the foregoing, margins were essentially flat year-over-year.

Lottery Systems Group

Lottery Systems Group service revenues grew by 16% in the quarter to $61.3 million from $52.8 million last year, while service gross margins increased from 47% to 49%. “Same store” service revenue growth was about 7.5% overall, largely due to international growth, domestic jackpot activity and strong associated instant tickets validation revenues.  Much of the overall increase in revenue and margin was attributable to the new contract for instant ticket activation, validation and tracking services for the China Sports Lottery, whose distribution network has reached 50,000 retailers on file.

Lottery Systems Group sales revenues increased to $24.5 million from $10.5 million in the second quarter of 2007.  Most of the revenue increase was driven by the shipment of the first 3,000 Leonardo/Wave™ terminals to Sisal but, because of a range of start-up expenses associated with the contract, there was very little margin earned on these shipments in the second quarter. As we progress through the full 25,000 unit contract, we anticipate that margins will improve significantly.

The Televisa Mexican lottery contract negatively impacted earnings by $3.7 million or nearly $0.03 per share in the second quarter of 2008.  During the second quarter, Televisa began to develop plans to re-launch the Multijuegos online lottery with an improved offering of games, payouts and price points, while we continue to await the launch of instant tickets, which we see as key to the success of the overall project.

Diversified Gaming Group

Diversified Gaming Group service revenues increased by 3% overall in the second quarter, with a 29% increase in Global Draw revenues offset by a modest decline in racing-related revenues and a sharp decline in Games Media revenue. As explained previously, Games Media is in the deliberate process of transitioning from a one-time product sale business model to one driven by participation-based recurring revenues and, while we are tracking well according to plan, we expect that it will take a few more quarters for revenue to return to previous levels. Gross margins in the Diversified Gaming Group were ahead of both the first quarter of this year and the second quarter of last year despite absorbing the cost of the Global Draw earn-out and the settlement of the California Horse Racing Board matter.

New Contract Activity

During the quarter we were awarded new cooperative service contracts by the Florida Lottery and the Sachsen-Anhalt Lottery in Germany, a new online contract by the Pennsylvania Lottery, and a race book contract by the Tunica Biloxi tribal casino in Louisiana.

Information about the use of non-GAAP financial information is provided under the section “Non-GAAP Disclosure” below. The non-GAAP measures (adjusted net income, diluted adjusted net income per share, EBITDA and adjusted EBITDA) are reconciled to the corresponding GAAP measures in the financial schedules accompanying this release.

Convertible Debentures

A market price event did not occur for the quarter ended June 30, 2008 and, accordingly, the Convertible Debentures are not convertible during the current quarter ending September 30, 2008.  During the second quarter of 2008, the average price of the Company’s common stock exceeded the specified conversion price of $29.10 of the Convertible Debentures. Because of this, approximately 19,000 and 10,000 shares of common stock underlying the Convertible Debentures have been included in the weighted average number of diluted shares for the second quarter of 2008 and first half of 2008, respectively.  Although the Company purchased a hedge in December 2004 to mitigate the potential dilution from the conversion of the Convertible Debenture, the Company is precluded from reflecting this hedge in the GAAP weighted average number of diluted shares because the effect would be anti-dilutive.  However, to the extent the Convertible Debentures are converted during the term of the hedge, the diluted share amount will decrease because the hedge will offset the dilution from conversion of the Convertible Debentures.

Conference Call Details

We invite you to join our conference call tomorrow at 8:30 a.m. Eastern.  To access the call live via webcast please visit www.scientificgames.com and click on the webcast link under the Investors tab.  To access the call by telephone, please dial (800) 659-2056 (US & Canada) or (617) 614-2714 (International) fifteen minutes before the start of the call.  The Conference ID# is 18527527.  The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of server-based gaming machines and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Company Contact:

Investor Relations

Scientific Games

212-754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in the Company’s markets; technological change; retention and renewal of existing contracts and entry into new contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; dependence on suppliers and manufacturers; factors associated with foreign operations; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Disclosure

EBITDA, as included herein, represents net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income. EBITDA is included in this document as it is a basis upon which the Company assesses its financial performance, and it provides useful information regarding the Company’s ability to service its debt. In addition, EBITDA is useful to investors in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles (GAAP) as measures of the Company’s profitability or liquidity. EBITDA as defined in this press release may differ from similarly titled measures presented by other companies.

EBITDA, adjusted EBITDA, non-GAAP adjusted net income and diluted non-GAAP adjusted net income per share are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to GAAP net income and GAAP net income per diluted share in financial schedules accompanying this release. In calculating the adjusted financial measures, the Company excludes certain items in order to better facilitate an understanding of the Company’s operating performance.

The Company’s management uses these adjusted financial measures in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided such adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The adjusted financial measures should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP. The adjusted financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this press release should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended June 30, 2007 and 2008

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,
	2007	2008
Operating revenues:
Services	$234,661	264,661
Sales	34,916	41,308
	269,577	305,969
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	129,698	152,536
Cost of sales (exclusive of depreciation and amortization)	26,456	29,707
Selling, general and administrative expenses	40,495	49,050
Depreciation and amortization	32,256	35,108
Operating income	40,672	39,568
Other (income) deductions:
Interest expense	14,274	14,419
Equity in earnings of joint ventures	(11,401)	(18,397)
Early extinguishment of debt	—	2,960
Other (income) expense	347	(745)
	3,220	(1,763)
Income before income tax expense	37,452	41,331
Income tax expense	10,345	12,335
Net income	$27,107	28,996

Basic and diluted net income per share:
Basic net income	$0.29	0.31
Diluted net income	$0.28	0.31
Weighted average number of shares used in per share calculations:
Basic shares	92,581	92,645
Diluted shares	96,280	94,420

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Six Months Ended June 30, 2007 and 2008

(Unaudited, in thousands, except per share amounts)

	Six Months Ended June 30,
	2007	2008
Operating revenues:
Services	$445,654	498,614
Sales	66,189	64,362
	511,843	562,976
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	246,445	282,914
Cost of sales (exclusive of depreciation and amortization)	48,941	46,551
Selling, general and administrative expenses	79,640	98,838
Depreciation and amortization	61,335	69,612
Operating income	75,482	65,061
Other (income) deductions:
Interest expense	27,166	28,303
Equity in earnings of joint ventures	(23,279)	(35,256)
Early extinguishment of debt	—	2,960
Other income	(44)	(695)
	3,843	(4,688)
Income before income tax expense	71,639	69,749
Income tax expense	19,773	20,846
Net income	$51,866	48,903

Basic and diluted net income per share:
Basic net income	$0.56	0.53
Diluted net income	$0.54	0.52
Weighted average number of shares used in per share calculations:
Basic shares	92,289	92,979
Diluted shares	95,605	94,473

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2007 and June 30, 2008

(Unaudited, in thousands)

	December 31,	June 30,
	2007	2008

Assets:
Cash and cash equivalents	$29,403	177,830
Other current assets	368,474	396,428
Property and equipment, net	561,624	618,195
Long-term assets	1,140,538	1,175,891
Total assets	$2,100,039	2,368,344

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$4,942	54,259
Other current liabilities	212,572	216,214
Long-term debt, excluding current portion	1,072,625	1,218,125
Other long-term liabilities	148,685	150,032
Stockholders’ equity	661,215	729,714
Total liabilities and stockholders’ equity:	$2,100,039	2,368,344

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended June 30, 2007 and 2008

(Unaudited, in thousands)

	Three Months Ended June 30, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$126,951	52,812	54,898	234,661
Sales revenues	10,094	10,466	14,356	34,916
Total revenues	137,045	63,278	69,254	269,577
Cost of services (1)	70,868	28,077	30,753	129,698
Cost of sales (1)	8,380	5,888	12,188	26,456
Selling, general and administrative expenses	15,724	7,338	5,214	28,276
Depreciation and amortization (2)	10,123	15,225	6,679	32,027
Segment operating income	$31,950	6,750	14,420	53,120
Unallocated corporate expense				12,448
Consolidated operating income				$40,672

	Three Months Ended June 30, 2008
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$146,785	61,332	56,544	264,661
Sales revenues	8,546	24,499	8,263	41,308
Total revenues	155,331	85,831	64,807	305,969
Cost of services (1)	87,378	31,183	33,975	152,536
Cost of sales (1)	5,641	20,899	3,167	29,707
Selling, general and administrative expenses	15,789	9,604	7,261	32,654
Depreciation and amortization (2)	9,476	15,382	9,970	34,828
Segment operating income	$37,047	8,763	10,434	56,244
Unallocated corporate expense				16,676
Consolidated operating income				$39,568

(1)   Exclusive of depreciation and amortization
(2)   Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Six Months Ended June 30, 2007 and 2008

(Unaudited, in thousands)

	Six Months Ended June 30, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$231,582	107,143	106,929	445,654
Sales revenues	19,356	21,515	25,318	66,189
Total revenues	250,938	128,658	132,247	511,843
Cost of services (1)	126,530	57,468	62,447	246,445
Cost of sales (1)	16,004	12,126	20,811	48,941
Selling, general and administrative expenses	27,205	15,335	10,562	53,102
Depreciation and amortization (2)	18,523	29,356	13,001	60,880
Segment operating income	$62,676	14,373	25,426	102,475
Unallocated corporate expense				26,993
Consolidated operating income				$75,482

	Six Months Ended June 30, 2008
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$274,011	115,978	108,625	498,614
Sales revenues	17,217	32,263	14,882	64,362
Total revenues	291,228	148,241	123,507	562,976
Cost of services (1)	158,191	59,832	64,891	282,914
Cost of sales (1)	11,886	26,771	7,894	46,551
Selling, general and administrative expenses	33,530	18,882	14,044	66,456
Depreciation and amortization (2)	19,452	30,356	19,255	69,063
Segment operating income	$68,169	12,400	17,423	97,992
Unallocated corporate expense				32,931
Consolidated operating income				$65,061

(1)   Exclusive of depreciation and amortization
(2)   Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008

Income before income tax expense	$37,452	41,331	71,639	69,749
Add: Printed Products restructuring	—	—	—	2,772
Add: Global Draw earn-out	—	1,670	—	3,446
Add: Division President retirement	—	930	—	930
Add: California Horse Racing Board resolution	—	700	—	700
Add: Early extinguishment of debt	—	2,960	—	2,960
Non-GAAP net income before income tax expense	37,452	47,591	71,639	80,557
Non-GAAP income tax expense	10,345	14,182	19,773	24,087
Non-GAAP adjusted net income	27,107	33,409	51,866	56,470

Diluted non-GAAP net income per share	$0.29	0.35	0.55	0.60
Diluted GAAP net income per share	$0.28	0.31	0.54	0.52

Non-GAAP net income before income tax expense	37,452	47,591	71,639	80,557
Add: Stock compensation charges	4,966	7,610	12,095	16,128
Non-GAAP net income before income tax expense	42,418	55,201	83,734	96,685
Non-GAAP income tax expense	11,707	16,450	23,111	28,909
Non-GAAP adjusted net income	30,711	38,751	60,623	67,776

Diluted non-GAAP net income per share	$0.32	0.41	0.64	0.72

Weighted average number of shares used in per share calculations	96,280	94,420	95,605	94,473
Less: Diluted shares included in weighted average number of shares related to potential conversion of convertible debt	1,557	19	1,123	10
Non-GAAP weighted average number of shares used in per share calculations	94,723	94,401	94,482	94,463

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008

Net income	$27,107	28,996	51,866	48,903
Add: Income tax expense	10,345	12,335	19,773	20,846
Add: Depreciation and amortization expense	32,256	35,108	61,335	69,612
Add: Interest expense, net of other income or loss	14,621	16,634	27,122	30,568
EBITDA	$84,329	93,073	160,096	169,929

Add: Printed Products restructuring	—	—	—	2,772
Add: Division President retirement	—	930	—	930
Add: California Horse Racing Board resolution	—	700	—	700
Add: Global Draw earn-out	—	1,670	—	3,446
Add: Stock compensation charges	4,966	7,610	12,095	16,128
Adjusted EBITDA	$89,295	103,983	172,191	193,905